Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI Network Services, Inc. Announces First Quarter Fiscal 2017 Results
Record quarterly revenue of $12.3M, Adjusted EBITDA over  $2.0M

Milwaukee, Wis., December 15, 2016 – ARI Network Services, Inc. (NASDAQ: ARIS), an award-winning provider of SaaS, software tools and marketing services that help dealers, distributors and manufacturers Sell More Stuff!™, reported financial results today for its first quarter of fiscal 2017 ended October 31, 2016.

Highlights for the first quarter of fiscal 2017 included:

•

Revenue increased for the 11th consecutive quarter to $12.3 million, which compares with $11.7 million for the same period last year, a 4.6% increase. Recurring revenues increased 7.4% to  $11.5 million, or 93.7% of revenue, compared with $10.7 million, or 91.2% of revenue, for the same period last year.

•

Adjusted EBITDA, a non-GAAP measure, was consistent with last year at $2.0 million for each of the quarters ended October 31, 2016 and October 31, 2015, despite expenses of approximately $140,000 related to the acquisition of Auction123, Inc. (“Auction123”), and the Company’s proxy contest.

•	Cash generated from operations was $1.8 million, compared with $1.7 million for the same period last year.
•

Annualized churn for the quarter was 10.7% compared with 14.2% for the same period last year. The result represents the Company’s best quarterly churn performance since the second quarter of fiscal 2014 and the second best quarterly churn performance since the firm began reporting churn.

Fiscal Year 2017 First Quarter Financials

ARI achieved organic revenue growth of 4.6% as it reported revenues of $12.3 million for the first quarter of fiscal year 2017, compared with $11.7 million for the same period last year. Recurring revenue grew 7.4% organically and comprised 93.7% of total revenue versus 91.2% for the same period last year.

Gross margin for the first quarter of fiscal year 2017 was 81.3% versus 82.4% last year.

Operating income was $768,000 for the first quarter of fiscal year 2017, compared with operating income of $808,000 for the same period last year.

The company reported net income of $356,000, or $0.02 per diluted share for the quarter, compared with net income of $389,000 or $0.02 per share last year.

Management Discussion
Roy W. Olivier, President and Chief Executive Officer of ARI, commented, “We are off to a good start for our fiscal 2017.We posted another record quarterly revenue performance and our recurring revenue growth continues to outpace our overall revenue growth. When you combine this with the declines in churn we have achieved over the last couple of quarters, we are well positioned to expand organic growth through the remainder of the fiscal year. This growth will also be complemented by the acquisition of Auction123, which we closed on November 1, 2016. Due to our strong earnings and cash flow performance in fiscal 2016, we were able to complete this acquisition with a combination of excess cash and senior debt. We expect Auction123 to add over $3 million to our fiscal 2017 revenue, and it will be immediately accretive to our margins. All things considered, we remain on track for another record year at ARI.”

William Nurthen, Chief Financial Officer of ARI, commented, “We were able to hold operating profit and adjusted EBITDA relatively flat compared to the prior year despite experiencing approximately $140,000 in charges related to the acquisition of Auction123 and our proxy contest matter. The quarter also included costs related to the continued scaling of our India office. We will continue to be impacted by some of these items in Q2, however, we believe the back half of our fiscal year sets up well for growth in profitability and cash flow. Overall, we continue to expect increases in each of these categories for fiscal 2017 over fiscal 2016 and are looking to expand margins in the back half of the year such that our fiscal year margin performance will be on par with or above the prior year, despite some of the charges I previously noted.”

Fiscal 2017 First Quarter Conference Call
ARI will conduct a conference call on Thursday December 15, 2016, at 4:30 p.m.  EST, to review the financial results for the fiscal quarter ended October 31, 2016.  Investors and interested parties can access the conference call by dialing 877.359.3639 or 408.427.3725 and referring to Conference ID: 15274635.  The conference call is also being webcast and is available via the Company’s investor relations website at  investor.arinet.com.  A replay of the webcast will be archived on the Company’s investor relations website for 60 days.

Non-GAAP Measures

Adjusted EBITDA, a non-GAAP measure, is defined as earnings before interest, income taxes, depreciation and amortization, excluding stock-based compensation. Management believes Adjusted EBITDA to be  a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. While management considers Adjusted EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Not all companies calculate Adjusted EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies. A reconciliation of net income to Adjusted EBITDA can be found in this release and at the Company’s investor relations website for all periods presented.

About ARI
ARI Network Services, Inc. (ARI) (NASDAQ: ARIS) offers an award-winning suite of SaaS, software tools, and marketing services to help dealers, equipment manufacturers and distributors in selected vertical markets Sell More Stuff!™ – online and in-store. Our innovative products are powered by a proprietary data repository of enriched original equipment and aftermarket electronic content spanning more than 17 million active part and accessory SKUs and 750,000 equipment models. Business is complicated, but we believe our customers’ technology tools don’t have to be. We remove the complexity of selling and servicing new and used vehicle inventory, parts, garments and accessories (PG&A) for customers in the automotive tire and wheel aftermarket, powersports, outdoor power equipment, marine, home medical equipment, recreational vehicles and appliance industries. More than 23,500 equipment dealers, 195 distributors and 3,360 brands worldwide leverage our web and eCatalog platforms to Sell More Stuff!™ For more information on ARI, visit investor.arinet.com.

Additional Information

•	Follow @ARI_Net on Twitter: twitter.com/ARI_Net
•	Become a fan of ARI on Facebook: www.facebook.com/ARInetwork
•	Join us on G+: plus.google.com/117293073211296447579
•	LinkedIn: linkedin.com/company/ari_2
•	Read more about ARI: investor.arinet.com/about-us

Images for media use only

Roy W. Olivier Hi Res | Roy W. Olivier Low Res

ARI Logo Hi Res|  ARI Logo Low Res

Forward-Looking Statements
Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in Part 1A of the Company’s most recent annual report on Form 10‐K, as such may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

For media inquiries, contact:

Colleen Malloy, Director of Marketing, ARI, 414.973.4323, colleen.malloy@arinet.com

Investor inquiries, contact:

Theresa DeNicola, ARI 414.973.4334, theresa.denicola@arinet.com

ARI Network Services, Inc.
Consolidated Statements of Operations
(Dollars in Thousands, Except per Share Data)
(Unaudited)

	Three months ended October 31
	2016	2015
Net revenue	$12,272	$11,737
Cost of revenue	2,289	2,069
Gross profit	9,983	9,668
Operating expenses:
Sales and marketing	2,687	2,765
Customer operations and support	2,755	2,446
Software development and technical support (net of capitalized software product costs)	1,256	1,255
General and administrative	1,942	1,785
Depreciation and amortization (exclusive of amortization of software product costs included in cost of revenue)	575	609
Net operating expenses	9,215	8,860
Operating income	768	808
Other income (expense):
Interest expense	(108)	(112)
Other, net	1	(8)
Total other income (expense)	(107)	(120)
Income before provision for income tax	661	688
Income tax expense	(305)	(299)
Net income	$356	$389

Weighted average common shares outstanding:
Basic	17,424	17,152
Diluted	17,929	17,604

Net income per common share:
Basic	$0.02	$0.02
Diluted	$0.02	$0.02

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)

	(Unaudited)	(Audited)
	October 31	July 31
	2016	2016
ASSETS
Cash and cash equivalents	$5,617	$5,118
Trade receivables, less allowance for doubtful accounts of $175
and $211 at October 31, 2016 and July 31, 2016, respectively	1,817	1,942
Work in process	73	132
Prepaid expenses and other	682	781
Deferred income taxes	2,892	3,182
Total current assets	11,081	11,155
Equipment and leasehold improvements:
Computer equipment and software for internal use	3,579	3,575
Leasehold improvements	639	639
Furniture and equipment	2,591	2,544
Total equipment and leasehold improvements	6,809	6,758
Less accumulated depreciation and amortization	(4,437)	(4,237)
Net equipment and leasehold improvements	2,372	2,521
Capitalized software product costs:
Amounts capitalized for software product costs	25,384	24,774
Less accumulated amortization	(20,265)	(19,743)
Net capitalized software product costs	5,119	5,031
Deferred income taxes	1,123	1,112
Other intangible assets	7,518	7,890
Goodwill	21,634	21,634
Total non-current assets	37,766	38,188
Total assets	$48,847	$49,343

LIABILITIES
Current portion of long-term debt	$2,510	$2,417
Current portion of contingent liabilities	273	331
Accounts payable	785	718
Deferred revenue	5,818	6,763
Accrued payroll and related liabilities	2,327	1,817
Accrued sales, use and income taxes	252	297
Other accrued liabilities	707	677
Current portion of capital lease obligations	50	50
Total current liabilities	12,722	13,070
Long-term debt	6,031	6,658
Long-term portion of contingent liabilities	—	60
Capital lease obligations	51	63
Other long-term liabilities	155	166
Total non-current liabilities	6,237	6,947
Total liabilities	18,959	20,017

SHAREHOLDERS' EQUITY
Cumulative preferred stock, par value $.001 per share, 1,000,000 shares authorized; 0 shares issued and outstanding at October 31, 2016 and July 31, 2016, respectively	—	—
Junior preferred stock, par value $.001 per share, 100,000 shares authorized; 0 shares issued and outstanding at October 31, 2016 and July 31, 2016, respectively	—	—
Common stock, par value $.001 per share, 25,000,000 shares authorized; 17,445,532 and 17,310,763 shares issued and outstanding at October 31, 2016 and July 31, 2016, respectively	17	17
Additional paid-in capital	115,571	115,364
Accumulated deficit	(85,694)	(86,050)
Other accumulated comprehensive income	(6)	(5)
Total shareholders' equity	29,888	29,326
Total liabilities and shareholders' equity	$48,847	$49,343

ARI Network Services, Inc.
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)
	Three months ended October 31
	2016	2015
Operating activities:
Net income	$356	$389
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of software products	522	496
Amortization of deferred loan fees and imputed interest expense	10	5
Depreciation and other amortization	575	610
Gain on change in fair value of earn-out receivable and payable	-	8
Provision for bad debt allowance	(6)	25
Deferred income taxes	279	293
Stock based compensation	149	115
Net change in assets and liabilities:
Trade receivables	131	(102)
Work in process, prepaid expenses and other	135	115
Accounts payable	67	71
Deferred revenue	(945)	(700)
Accrued payroll and related liabilities	519	435
Accrued taxes and other accrued liabilities	(26)	(25)
Net cash provided by operating activities	$1,766	$1,735
Investing activities:
Purchase of equipment, software and leasehold improvements	(51)	(167)
Cash paid for contingent liabilities related to acquisitions	(121)	(125)
Software development costs capitalized	(610)	(373)
Net cash used in investing activities	$(782)	$(665)
Financing activities:
Payments on long-term debt	$(541)	$(151)
Payments of capital lease obligations	(12)	(65)
Proceeds from exercise of common stock options and warrants	72	43
Net cash used in financing activities	$(481)	$(173)
Effect of foreign currency exchange rate changes on cash	(4)	(2)
Net change in cash and cash equivalents	499	895
Cash and cash equivalents at beginning of period	5,118	2,284
Cash and cash equivalents at end of period	$5,617	$3,179
Cash paid for interest	$103	$113
Cash paid for income taxes	$123	$13

ARI Network Services, Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)

	Three months ended October 31
	2016	2015
Net income	$356	$389
Interest expense	108	112
Stock-based compensation expense	149	115
Amortization included in cost of sales	522	496
Depreciation and amortization	575	609
Income tax expense	305	299
Adjusted EBITDA	$2,015	$2,020

Revenue	$12,272	$11,737
Adjusted EBITDA as a % of revenue	16.4%	17.2%

Management believes Adjusted EBITDA is helpful in understanding period-over-period operating results separate and apart from non-operating expenses and expenses pertaining to prior period investing activities, particularly given the Company’s significant investments in capitalized software and its continuing efforts in completing acquisitions, which typically result in significant depreciation and amortization expense in subsequent periods. The Company uses Adjusted EBITDA as a factor in evaluating potential acquisition targets and analyzing the pro forma impact of the acquisition on the Company. However, Adjusted EBITDA has significant limitations as an analytical tool and should only be used cautiously in addition to, and never as a substitute for, operating income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles and may not necessarily be comparable to similarly titled measures of other companies.